                                                                    EXHIBIT 10.5


                       DATED     17th September     1992
                       ---------------------------------


                          BIOREX LABORATORIES LIMITED


                                    - and -


                        GLYCYX PHARMACEUTICALS LIMITED



                        ------------------------------

                               LICENSE AGREEMENT

                        ------------------------------



                          Bristows, Cooke & Carpmael
                            10 Lincoln's Inn Fields
                                London WC2A 3BP

                         Ref:    382/M/0089-001-2
                         WP Ref: LICAGR3N/MW

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   I N D E X
                                   ---------


                                                                   Page No.
                                                                   ---------
PARTIES                                                              1

RECITALS                                                             1

1.   DEFINITIONS                                                     1 -  5

2.   REPRESENTATIONS AND WARRANTIES
     2.1  Authorisation                                              5
     2.2  No Other Representations                                   6

3.   GRANT
     3.1  Grant                                                      6
     3.2  Sublicenses                                                6 -  7
     3.3  Documentation                                              7

4.   DEVELOPMENT
     4.1  Clinical Development and
          Regulatory Approvals                                       7 -  8
     4.2  Technical Information                                      8
     4.3  Exchange of Data                                           8 -  9
     4.4  Visit of Facilities                                        9
     4.5  Conferences                                                9
     4.6  Technical Assistance                                       9 - 10
     4.7  Progress Reports                                          10

5.   COMMERCIALISATION
     5.1  Marketing                                                 10
     5.2  Termination for Failure to Market                         10 - 11
     5.3  Sole Remedy for Failure to Market                         11
     5.4  Excused Performance                                       11

6.   MANUFACTURING:  TRADE MARK LICENSE
     6.1  Clinical Materials                                        11
     6.2  Manufacturing Technology                                  12
     6.3  Trade Marks                                               12 - 13

7.   PAYMENTS TO BIOREX
     7.1  Biorex Fees                                               13
     7.2  Profit Sharing                                            13 - 14
     7.3  Sublicensee Retentions                                    14
     7.4  Minumum Payments                                          14 - 17
     7.5  Combination Product                                       17
     7.6  No Patent Protection                                      17
     7.7  Third Party Royalties                                     17

8.   REPORTS AND ACCOUNTING
     8.1  Reports                                                   18
     8.2  Audits                                                    18 - 19
     8.3  Confidential Financial Information                        19

9.   PAYMENT TERMS
     9.1    Payment of Biorex Profit                                19
     9.2    Payment of Biorex Fees                                  19
     9.3    Currency Conversion                                     19 - 20
     9.4    Exchange Control                                        20
     9.5    Late Payments                                           20

10.  INFRINGEMENT
     10.1   Infringement Rights                                     20
     10.2   Enforcement of Patent Rights                            20 - 21
     10.3   Third Party Claims                                      21

ll.  CONFIDENTIALITY
     11.1   General                                                 21 - 22
     11.2   Exceptions                                              22
     11.3   Licensed Information                                    22
     11.4   Terms of this Agreement                                 22 - 23

12.  PATENT PROSECUTION AND MAINTENANCE
     12.1   Control                                                 23
     12.2   Expenses                                                23
     12.3   Co-operation                                            23

13.  TERM AND TERMINATION
     13.1   Expiration                                              23 - 24
     13.2   Termination for Cause                                   24
     13.3   Termination by Glycyx                                   24
     13.4   Termination by Biorex                                   24 - 25
     13.5   Effect of Termination                                   25 - 26

14.  INDEMNITY
     14.1   Glyxyx                                                  26 - 27
     14.2   Biorex                                                  27
     14.3   Procedure                                               27 - 28

15.  FORCE MAJEURE                                                  28

16.  ASSIGNMENT                                                     28 - 29

17.  MISCELLANEOUS
      17.1  Notices                                                 29
      17.2  Applicable Law                                          29
      17.3  Export Laws                                             29
      17.4  No Consequential Damages                                29
      17.5  Entire Agreement                                        30
      17.6  Headings                                                30
      17.7  Independent Contractors                                 30
      17.8  Waiver                                                  30
      17.9  Further Assurances                                      30
     17.10  Severability                                            31

SIGNATURES                                                          31

EXHIBIT A - Patents and Patent Applications                         32
EXHIBIT B - Regional Minimums                                       33
EXHIBIT C - Trade Mark Registrations and
              Applications                                          34

This Agreement is made the 17th day of September 1992
B E T W E E N:

(1) BIOREX LABORATORIES LIMITED ("Biorex") a company incorporated in England and Wales having its registered office at 2 Crossfield Chambers, Gladbeck Way, Enfield, Middlesex, EN2 7HP, England; and

(2) GLYCYX PHARMACEUTICALS LIMITED ("Glycyx") a company incorporated in Bermuda having its registered office at Cedar House, 41 Cedar Avenue, Hamilton, HM12, Bermuda.

W H E R E A S:

A. By an agreement dated 18th March 1992 between Biorex and Glycyx (the "Original Agreement"), Biorex granted to Glycyx an exclusive licence to make, have made, use, sell and have sold products in the territory (the terms products and territory being defined in the Original Agreement).

B. Biorex and Glycyx now wish to replace the provisions of the Original Agreement in their entirety with the provisions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.        DEFINITIONS
          -----------

For the purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

1.1 "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with, a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2 "Balsalazide" means 5-[4(2-Carboxyethelcarbamoyl)-phenylazo]- salicylic acid disodium salt dihydrate.

1.3       "Biorex Fees" means the fees payable to Biorex under Section 7.1.

1.4 "Biorex Profit" shall mean the share of the Profit payable to Biorex under Section 7.2.

1.5 "Canada-Mexico Agreement" means an agreement of even date with this Agreement between Salix, Glycyx and Biorex.

1.6 "Commercial Introduction" of any Product shall mean the first sale for use or consumption by the general public of such Product in a country within the Territory after required marketing and, if required, pricing approval has been granted by the governing health authority of such country.

1.7 "Development Payments" means payments made to Glycyx by Third Parties exclusively for

          (a)  development work and/or
          (b)  supply of materials provided by Glycyx

          provided that such development work and/or supply of materials are exclusively for the purposes of

          (a)  obtaining regulatory approval of the Products and/or
          (b) conducting clinical trials or clinical studies to promote the Products in any region within the Territory.

1.8 "Factory Sale Price" means the ex factory sales price of each Product actually charged by Glycyx or its Sublicensees (or any Affiliate of Glycyx or its Sublicensees) for each shipment of Product on an arms length open market basis to any Third Party (other than a Sublicensee or Affiliate of a Sublicensee) net only of sales and purchase taxes, customs or import duties, delivery charges and returns and allowances, actually charged on each such shipment.

1.9 "Initial License Fees" shall mean any initial license fees received by Glycyx in consideration of the grant of a Sublicense in the Territory and shall not include Development Payments.

1.10 "Launch" means a commercial launch of the Product in a Principal Market supported by such marketing expense and support and launched in such quantities as may be appropriate for the Product to have a significant effect on total sales of any similar or competitive product in such Principal Market.

1.11 "MAA" means a product license application filed with the Medicines Control Agency in the United Kingdom, or counterpart application for marketing approval in any other country in the Territory, with respect to a Product.

1.12 "Manufacturing Technology" shall mean all methods, processes, designs, data, procedures and other information owned by or licensed to Biorex or its Affiliates during the term of this Agreement that are reasonably required for pilot production or commercial manufacturing of Products, including, without limitation, final quality assurance-quality control procedures, manufacturing procedures (including conditions times, temperatures, pressures and rates), product and raw material specifications, and other technology related thereto, including all patent and other intellectual property rights thereto.

1.13 "Patent Rights" means all rights of Biorex in the Territory to any subject matter claimed in or covered by any of the following:

1.13.1 The patents and applications listed in Exhibit A hereto, and any continuations, continuations-in-part, divisions, substitutions, renewals, reissues and extensions thereof.

1.13.2 Any and all other patent rights, now existing or hereafter acquired (including applications therefore), pertaining to the subject matter described in Section 1.13.1 above, or that are otherwise related to Balsalazide, or to prodrugs, analogs or isomers thereof or improvements of any of the foregoing, obtained in any country within the Territory.

1.14 "Principal Markets" means United Kingdom, Sweden, Finland, Norway, Switzerland, Austria, Denmark, Germany, Belgium, Netherlands, Luxembourg, France, Republic of Ireland, South Africa, Australia, New Zealand, Canada, Italy and Spain.

1.15 "Products" means products incorporating Balsalazide, whether or not such products are covered by the Patent Rights, or any other material whose manufacture, use or sale by an unlicensed third party would constitute an infringement of any valid Claim (as defined below) included within the Patent Rights.

1.16 "Profit" shall mean Glycyx' Net Sales Value of Supplies plus any royalties or other fees or sums paid to Glycyx by Third Parties relating to manufacture, use and/or sales of Products and/or use of the Trade Marks, within the Territory; less Glycyx' Manufacturing Costs of such Supplies. Notwithstanding the foregoing, "Profit" shall not include Initial Licence Fees or Development Payments.

1.16.1 In Section 1.16, "Net Sales Value" means Glycyx' sales to Third Parties, less, to the extent such amounts are included in the invoiced sales price:
          (a) actual credited allowance to such Third Parties for spoiled, damaged, out-dated and returned Supplies; (b) freight and insurance costs incurred in transporting such Supplies to such Third
          Party: (c) value-added and other direct taxes; and (d) customs duties and surcharges and other governmental charges.

1.16.2 In Section 1.16, "Manufacturing Costs" of Supplies shall mean (i) reasonable amounts paid by Glycyx to Third Party manufacturers for such Supplies and (ii) those costs incurred by Glycyx in its own manufacture of such Supplies which could be capitalised as inventory, including raw material and actual direct labour costs and a proper accounting of actual manufacturing overhead allocated to such units. In each case, manufacturing costs shall also include costs incurred by Glycyx in the processing of orders, shipments, and accounting for Supplies sold by Glycyx.

1.17      "Report" means any report prepared pursuant to Section 8.1.

1.18 "Salix" means Salix Pharmaceuticals Inc., a company incorporated under the laws of California having its principal place of business at 3600
          W. Bayshore Road, Palo Alto, California 94303.

1.19      "Sublicense" and "Sublicensee" have the meanings given by Sections
          3.2.3 and 3.2.4.

1.20      "Sublicensee Retention" has the meaning given in Section 7.3.

1.21      "Supplies" means any and all of the following:-
          (a)  Products, and
          (b) components of Products including without limitation ingredients, intermediates, Balsalazide chemical or pharmaceutical dosage forms of Products sold by Glycyx to Third Parties for (i) further processing or packaging, and/or (ii) sale by Third Parties.

1.22 "Technical Information" means all formulae, raw material and product specifications, designs and procedures, formulation data, processes and methods, pharmacology, toxicology and other preclinical tests results, clinical trials data and results, know-how, trade secrets, inventions and other scientific, medical, technical and marketing data and information, including all patent and other intellectual property rights thereto, which: (a) are owned or controlled by, or licensed to, Biorex or its Affiliates during the term of this Agreement, and (b) that are reasonably necessary for the development, manufacture, sale or use of Products. Technical Information shall include information and methods relating to the characterisation, synthesis, formulation, stability, manufacture or assay of Balsalazide.

1.23 "Territory" means the entire world, but excluding the following countries: United States (including its territories, possessions and the Commonwealth of Puerto Rico), Japan, Korea and Taiwan. Subject to the terms of Canada-Mexico Agreement, Canada and Mexico are included in the Territory.

1.24 "Third Party" means any entity other than Glycyx or Biorex and their respective Affiliates.

1.25 "Trade Mark" means the trade mark "Colazide" which Biorex has register as a trade mark within the Territory in the countries set out in Exhibit C.

1.26 "Trade Mark Royalties" shall mean the royalties payable to Biorex by Glycyx pursuant to Section 6.3.5.1.

1.27 "Valid Claim" means a Claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.        REPRESENTATIONS AND WARRANTIES
          ------------------------------

Authorisation
-------------

2.1 Biorex represents and warrants that (i) it has the full right and authority to grant the licenses provided in the Agreement and perform its obligations hereunder; (ii) to the best of Biorex's knowledge, Glycyx may exercise the licenses granted to it under the Agreement without conflict with or infringement of any rights or alleged rights of any person or entity; (iii) Biorex has not, and will not during the term of this Agreement, make any commitment or incur any obligation in conflict with the licenses granted in the Agreement; (iv) Biorex is, at the date of this Agreement, the sole legal owner of the patents and patent applications set out in Exhibit A and the trade mark registrations and applications set out in Exhibit C; and (v) as of the date of this Agreement, Biorex and its Affiliates have no patents or patent applications within the Territory, other than those listed in Exhibit A hereto, related to Balsalazide, or to prodrugs, analogs or isomers thereof, or improvements or any of the foregoing.

No Other Representations
------------------------

2.2 Except to the extent provided in this Article 2, Biorex makes no representations, extends no warranties of any kind, either expressed or implied, with respect to use, sale, or other disposition by Glycyx or its Sublicensees or its vendees or other transferees of Products incorporating or made by use or subject matter licensed under this Agreement. THE WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 BY EITHER PARTY ARE EXCLUSIVE AND NO OTHER WARRANTY, WRITTEN OR ORAL, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IS EXPRESSED OR IMPLIED.

3.        GRANT
          -----

Grant
-----

3.1 Biorex hereby grants to Glycyx the exclusive right and license under the Patent Rights, the Technical Information and Manufacturing Technology to develop, have developed, make, have made, use, sell and have sold Products within the Territory. Notwithstanding the foregoing, Biorex may authorise third parties to manufacture Balsalazide within the Territory solely for sale and use outside of the Territory.

3.2       Sublicenses
          -----------

3.2.1 The license granted to Glycyx under Section 3.1 above shall include the right to grant Sublicenses within the Territory. Glycyx shall provide Biorex with a copy of any Sublicense issued hereunder, which copy shall be maintained in confidence pursuant to Section 11 hereof. Notwithstanding the foregoing, except as provided in Section 3.2.4 below Glycyx shall not grant to any Third Party a Sublicence or marketing rights for the manufacture or sale of a Product in any other country within the Territory without first obtaining Biorex's consent, which shall not be withheld unreasonably.

3.2.2 In the event that Glycyx receives from a Sublicensee hereunder notice of a default by Glycyx that would give rise to a termination of the Sublicense agreement, Glycyx shall promptly provide such notice to Biorex. Except where Biorex enters into an agreement with the Sublicensee to provide an alternative arrangement in such circumstances, Glycyx shall ensure that the Sublicense agreement shall provide that, in the event of such a breach by Glycyx and a failure by, Glycyx to cure the breach within the cure period specified in the Sublicense agreement, Biorex will have an additional period to cure the breach and to assume

          Glycyx's rights and obligations under the Sublicense agreement.

3.2.3 Subject to Clause 3.2.4, in this Agreement the term "Sublicense" shall mean any agreement under which Glycyx grants to a Third Party (the "Sublicensee") rights to

          (a) market, promote, and/or distribute Products in the Territory using Supplies purchased from Glycyx; and/or

          (b) make, have made, use and/or sell or have sold Products in the Territory.

3.2.4 The following types of arrangements shall not be Sublicenses hereunder:

          (a) subcontracting of Third Parties to develop the Product or new Products for Glycyx; or

          (b) subcontracting of Third Parties to manufacture the Products or ingredients for supply to Glycyx or its Sublicensees only.

Documentation
-------------

3.3 Glycyx and Biorex agree to execute and file such formal patent licenses and similar instruments as the other party may reasonably request to evidence or perfect the licenses granted herein.

4.        DEVELOPMENT
          -----------

4.1       Clinical Development and Regulatory Approvals
          ---------------------------------------------

4.1.1 Biorex shall assist in the completion of the clinical development and in the obtaining of the necessary regulatory approvals in Biorex's name to market a Product containing Balsalazide for the treatment of ulcerative colitis in the United Kingdom; provided that Glycyx shall be responsible for the preparation of all necessary experts' reports to be included in any application for regulatory approval of a Product pursuant to this paragraph. Glycyx shall procure that it and its Sublicensees shall use commercially reasonable efforts to obtain all necessary regulatory approvals to market a Product in each other country within the Territory.

4.1.2 Subject to Section 5.4 below, if Glycyx or its Sublicensee has not sought regulatory approval to market one or more Products in a country within five (5) years after approval of the first MAA within the Territory, and Glycyx does not, within one hundred and eighty (180) days after receiving a written request from Biorex to do so, undertake commercially reasonable efforts to obtain such approval and thereafter continue such efforts, Biorex shall have the right to terminate Glycyx's license under Section 3.1 above in respect of such country upon written notice to Glycyx. The foregoing sets forth Biorex's sole remedy for a failure by Glycyx to meet its obligations under this
          Section 4.1.

4.1.3 Biorex and Glycyx acknowledge that additional pre-clinical and clinical studies may be necessary in order to apply for and obtain regulatory approvals in any country in the Territory, and hereby agree to discuss plans for such studies should they be necessary and to negotiate in good faith their respective rights and obligations relative to conducting or having such studies conducted.

Technical Information
---------------------

4.2 Biorex shall promptly provide to Glycyx, and in any event at least semi-annually, all Technical Information (including such regulatory filings) and information that it develops or acquires after the date hereof. In addition Biorex shall use all reasonable efforts to so provide to Glycyx all similar items and information generated or developed by or for other licensees of Biorex and to permit Glycyx to use such items and information to the same extent it may use Technical Information hereunder. Glycyx and Sublicensees hereunder shall have a right to use all such Technical Information and information of such other licensees for purposes of this Agreement, and to cross-reference all such regulatory filings. In the event that Biorex does not obtain from any other licensee of Biorex the right to permit Glycyx to use such items or information, Biorex shall not provide to such licensee any information of Glycyx provided to Biorex under Section 4.3 below.

Exchange of Data
-----------------

4.3 Each party shall keep the other informed as to its progress in the development and testing of all Products and the preparing, filing and obtaining of the approvals necessary for marketing such Products. Each party shall notify the other at least thirty (30) days in advance of, and make available to the other party for review prior to submittal, all filings and correspondence to be submitted by such party (but not by Third Parties) to regulatory authorities with respect to marketing approval of such a Product, and all proposed publications by such party of test data or results related to such Products. Such items shall be made available at such party's principal place of business, or if reasonable to do so, they shall be sent to the other party. Glycyx will provide Biorex with copies of any similar filings, correspondence and proposed publications which it receives from its Sublicensees. In addition, each party shall provide the other with copies of such other documents as it reasonably requests promptly after such request. Until the date of the Commercial Introduction of each such Product, each party shall provide to the other semi-annual reports summarising in reasonable detail its activities related to the development and securing of the requisite marketing and other regulatory approvals for such Products. After the Commercial Introduction of any such Product, each party shall keep the other informed of any further communications or activities concerning such Products by, with or involving governmental health agencies. Throughout the term of this Agreement, each party shall promptly supply the other with all information regarding adverse drug experiences.

Visit of Facilities
-------------------

4.4 Representatives of Glycyx and Biorex may, upon reasonable notice and at times reasonably acceptable to the other party (a) visit the facilities where the preclinical tests or clinical trials are being conducted with respect to Products, and the facilities where the other party manufactures any Product, or active compound contained therein (or has such a product or compound manufactured, but subject always to the consent of the relevant Sublicensee or subcontractor) to the extent relating to such product or compound; and (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on such tests, trials or manufacturing.

Conferences
-----------

4.5 The parties shall meet periodically, at times and locations to be agreed, to discuss their respective development programmes with respect to such Product.

Technical Assistance
--------------------

4.6 Biorex shall provide to Glycyx such reasonable technical assistance as is in Biorex's control, with respect to the development, preclinical and clinical testing and manufacturing of Products. In addition, Biorex agrees to use all reasonable efforts to provide technical support and assistance to Sublicensees hereunder, including assisting in prospective Sublicensees' evaluation of the Products. Biorex will be reimbursed by Glycyx or such Sublicensee for its out-of-pocket expenses incurred in rendering such assistance.

Progress Reports
----------------

4.7 Glycyx shall provide to Biorex quarterly reports describing in reasonable detail its progress and its Sublicensees' progress in developing and securing marketing and regulatory approval of Products hereunder. Such obligation shall continue until the Commercial Introduction of the first Product, after which such reports shall be provided semi-annually.

5.   COMMERCIALISATION
     -----------------

Marketing
---------

5.1 Subject to Sections 5.2 and 5.3 below, with respect to each Product for which Glycyx or its relevant Sublicensee has received necessary regulatory approvals to market such Product in a country within the Territory, Glycyx shall itself or shall procure that its relevant Sublicensee uses commercially reasonable efforts to procure:

5.1.1 the commencement of marketing of such Product in such country within one hundred and eighty days (180) days of receiving approval (including, if required, pricing and reimbursement approval) to market such Product in that country; and

5.1.2 after commencing marketing of such Product in such country, to meet and develop the market demand for such Product in such country.

Termination for Failure to Market
---------------------------------

5.2 If Glycyx or its relevant Sublicensee fails to fulfil the Section 5.1 obligations with respect to any Principal Market for which Glycyx or its relevant Sublicensee has received necessary regulatory approvals to market the Products then:-

5.2.1 If Glycyx or its relevant Sublicensee does not remedy such failure within one hundred and twenty (120) days after receiving a written request to do so, Biorex shall have the right to terminate Glycyx's exclusive rights (other than Glycyx's exclusive right under Section
          6.3 to use the Trade Mark) in that Principal Market upon written notice to Glycyx; provided that this provision shall not apply to countries in respect of which a minimum royalty or payment is being paid under Section 7.4 as specified in Exhibit B; and

5.2.2     If Glycyx or its relevant Sublicensee has not fulfilled the Section
          5.1 obligations within twelve

          (12) months after receiving approvals, Biorex may terminate Glycyx's rights in that Principal Market, including rights to use the Trade Mark, provided that Biorex will not grant use of the Trade Mark by a Third Party within that Principal Market.

Sole Remedy for Failure to Market
---------------------------------

5.3 Section 5.2 sets forth Biorex's sole remedies for a failure by Glycyx to meet its obligations under Section 5.2.

Excused Performance
-------------------

5.4 In addition to the provisions of Article 15, Glycyx's obligations with respect to any Product under Section 4.1. 7,4 or this Article 5 are expressly conditioned upon the continuing absence of any adverse condition relating to the safety, quality or efficacy of that Product or any other restrictions or delays imposed or caused by governmental authorities, or other condition or event beyond Glycyx's control that would reasonably justify Glycyx, after consulting with Biorex, in exercising prudent and justifiable business judgment, to conclude that development or marketing of such Product should be delayed, suspended or stopped altogether, and Glycyx's obligation to develop or market any such Product shall be delayed or suspended so long as any such condition or event exist, but for a maximum of five (5) years from the commencement of such delay or suspension. In addition, Glycyx shall not be responsible for any delays caused by failure of any health regulatory agency to accept data provided by Biorex or by inability of Glycyx to obtain, or delays in obtaining, sufficient quantities of clinical materials on reasonable terms.

6.   MANUFACTURING:  TRADE MARK LICENSE
     ----------------------------------

Clinical Materials
------------------

6.1 Prior to the time that Glycyx has received adequate supply of Products, Biorex shall use its commercially reasonable efforts to supply, or to arrange for others to supply, Glycyx's requirements of Products for preclinical tests and human clinical trails on reasonable terms and conditions. In the event that Biorex arranges for Third Parties to develop formulations of, or supply, Products to Biorex under this Section 6.1, Biorex shall use commercially reasonable efforts to acquire the right to include the manufacturing processes and technology used by such Third Party for such Product in the Technical Information, Manufacturing Technology or the Patent Rights, so that Glycyx may use such process to manufacture such Product.

Manufacturing Technology
------------------------

6.2 As soon as practicable following a request by Glycyx, Biorex shall disclose to Glycyx all Manufacturing Technology in existence at such time, and shall hereafter promptly (and in any event at least quarterly) provide Glycyx with updates or additions to such Manufacturing Technology that are subsequently developed or acquired by Biorex or its Affiliates. In addition, Biorex shall use all reasonable efforts to so provide to Glycyx all similar items and information generated or developed by or for other licensees of Biorex and to permit Glycyx to use such items and information to the same extent it may use Manufacturing Technology hereunder.

6.3       Trade Marks
          -----------

6.3.1 Subject to the provisions of this Agreement, Biorex hereby grants to Glycyx the exclusive right and license to use the Trade Mark in connection with the exploitation of the Products in the Territory throughout the term of this Agreement.

6.3.2 Glycyx shall have the right to grant Sublicensees the right to use the Trade Mark in connection with the exploitation of the Products in the Territory throughout the terms of this Agreement, subject to the provisions of this Agreement.

6.3.3 Subject to the laws of the country concerned, Glycyx shall have an exclusive right to institute and pursue actions to prevent misuse of the Trade Mark throughout the Territory.

6.3.4 Biorex, Glycyx and its Sublicensees shall at the expense of Glycyx execute such instruments and trade mark user agreements as are necessary to enable Glycyx to exercise its rights under Clause 6.3.1 and to satisfy the requirements of national trade mark laws in respect of trade mark user agreements.

6.3.5 The following provisions shall apply on the expiry of this Agreement pursuant to Section 13.1.

6.3.5.1 Glycyx shall (subject to Section 6.3.5.2) pay to Biorex a royalty equal to [*] of all Products supplied by Glycyx, Affiliates of Glycyx, Sublicensees, or Affiliates of Sublicensees for consumption in the Territory which are supplied by reference to the Trade Mark (the "Trade Mark Royalties"). These Trade Mark Royalties shall continue to be paid for as long as the Trade Mark is registered in any country in the Territory.

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     THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.3.5.2 Glycyx shall not be under any obligation to pay Trade Mark Royalties in respect of Products supplied by a Sublicensee until Glycyx has received equivalent royalties in respect of such Products from its Sublicensee. Provided that Glycyx shall use all reasonable commercial efforts to obtain prompt payment from its Sublicensees of such equivalent royalties.

6.3.5.3 Glycyx shall itself, and shall procure that its Sublicensees, keep true and accurate records of all Products supplied bearing the Trade Mark and Glycyx shall within ninety days of the end of each semi-annual period ending on 30th June and 31st December send Glycyx a full statement showing the calculation of the Trade Mark Royalties due and owing to Biorex.

6.3.5.4 Glycyx shall on the date such statement is due pay to Biorex the Trade Mark Royalties due in respect of the semi-annual period covered by the statement, in pounds sterling by express payment through the banking system in such bank account as Biorex shall designate from time to time for the purposes of receiving such payment.

6.3.5.5 The provisions of Sections 8.2.1, 8.2.2, 9.3, 9.4 and 9.5 shall apply in relation to payment of the Trade Mark Royalties.

7.        PAYMENTS TO BIOREX
          ------------------

Biorex Fees
-----------

7.1 Subject to Clause 2.3 of the Canada-Mexico Agreement Glycyx shall pay to Biorex [*] received by Glycyx. The share of Initial License Fees payable to Biorex under this Section 7.1 shall be referred to in this Agreement as "Biorex Fees". It is understood that Glycyx may permit Sublicensees to credit [*] against other amounts owing to Glycyx under the Sublicense, provided that such credits are taken within the first [*] after Commercial Introduction of the applicable Product by the Sublicensee.

Profit Sharing
--------------

7.2 In addition to the Biorex Fees to be paid to Biorex under 7.1 above and subject to Clause 7.3, Glycyx shall pay to Biorex [*] from the sale of Supplies for consumption in countries within the Territory. The share of the Profit payable to Biorex under this Section 7.2 shall be referred to in this Agreement as "Biorex Profit". Biorex Profit shall

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     THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          be paid to Biorex quarterly in accordance with Sections 8.1 and 9.1 below, on the basis of unaudited financial statements of Glycyx for the applicable quarter. However, the payment to Biorex for the final quarter of a Glycyx fiscal year shall be made on the basis of Glycyx's audited financial statements for such fiscal year, and such payment shall be adjusted for the difference between the Profit as calculated during the year and as reflected in such audited financial statements. Notwithstanding Section 8.1 below, the Report and payment due under this Section 7.2 for the final quarter of a Glycyx fiscal year shall not be due until ninety (90) days after the end of such quarter.

Sublicensee Retentions
----------------------

7.3 Where Development Payments are made by a Sublicensee, Glycyx may allow that Sublicensee to credit a proportion of such Development Payments [*] against amounts owing to Glycyx under the Sublicense. Such amounts credited in any quarter period shall be referred to in this Agreement as "Sublicensee Retention". In such cases:-

          (a) For the purpose of Clause 7.2 the term "Profit" shall mean the Profit (as defined in Section 1.16) plus the Sublicensee Retention, and Biorex Profit shall be calculated accordingly.

          (b) Glycyx shall be entitled to deduct [*] the Sublicensee Retention in respect of the relevant quarter from Biorex Profit.

          [*]

7.4       Minimum Payments
          ----------------

Aggregate Minimum
-----------------

7.4.1 Glycyx shall pay to Biorex the amounts set forth in the table below upon the earlier to occur of the corresponding Glycyx milestone or date in such table, subject to Section 7.4.3 below. However, if Biorex does not meet its corresponding obligation, the date by which the milestone payment (and any

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          subsequent milestone payments) must be paid shall be delayed by the amount of time of Biorex's delay.

                              MILESTONE/OBLIGATION
                              --------------------

Amount                       Date            Glycyx Milestone                   Biorex Obligation
------                       ----            ----------------                   -----------------
[*]


          In the event that Glycyx fails to meet the minimum payment obligations under this Section 7.4.1, Glycyx shall pay to Biorex [*] (and pro rata for any lesser period) until such failure is cured. In the event that Glycyx fails to pay any of the amounts specified in this Section 7.4.1 within six (6) months of the due date, Biorex shall have the right to terminate this Agreement on thirty (30) days written notice, with respect to all countries in the Territory.

Regional Minimums
-----------------

7.4.2 Glycyx agrees that the aggregate Biorex Fees and Biorex Profit paid to Biorex under Section 7.1 and 7.2 above (as the case may be) for each region within the Territory shall equal at least the amounts set forth in Exhibit B hereto. In the event Glycyx grants a single Sublicense which includes rights to more than one region the amounts set forth in Exhibit B shall be aggregated in respect of all regions under such Sublicense for

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     THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          the purposes of determining Glycyx's obligation and performance under this Section 7.4.2. In the event that such Biorex Fees and Biorex Prof it in any Glycyx fiscal year for a particular region do not equal or exceed the minimum amounts for such year, the Report provided for the final quarter of such year shall include a payment so that the total amount paid for such region equals the minimum amounts for such year. In the event that Glycyx does not pay such amount by the date such Report is due, Biorex shall have the right to terminate Glycyx's licenses in that region by giving Glycyx at least thirty (30) days written termination notice within ninety (90) days after the due date of such report. Glycyx may cure any such failure by paying the minimum amount within such ninety (90) day period (or if longer, within the 30-day notice period), in which case Biorex's right to so terminate Glycyx's license as a result of such nonpayment shall cease.

Credits
-------

7.4.3 Payments under this Section 7.4 and the Biorex Fees and Biorex Profit paid to Biorex under Section 7.1 and 7.2 above, shall be offset against each other as follows:

(a)       Aggregate Minimums.  The payments made to Biorex under Section 7.4.1
          ------------------
          above may be carried forward and offset by Glycyx against Biorex Fees and Biorex Profit. Similarly, any amounts actually paid to Biorex under Sections 7.1 and 7.2 (net of such offsets) or 7.4.2 may be carried forward and offset against payments subsequently due under
          Section 7.4.1.

(b)       Regional Minimums.  Any amount paid to Biorex under Section 7.4.2
          ------------------
          above with respect to a particular region may be carried forward and offset by Glycyx against any Biorex Fees and Biorex Profit owing to Biorex under Section 7.1 or 7,2 for the same region in any of the three subsequent years which are in excess of the applicable minimum. It is understood that amounts paid under Sections 7.1, 7.2 and 7.4.2 may be used as a credit under both subparagraphs (a) and (b) of this
          Section 7.4.3 except as provided for in subparagraph (a).

No Other Remedies
-----------------

7.4.4. The remedies specified in this Section 7.4 are Biorex's sole remedies with respect to Glycyx's failure to meet the agreed minimum payments. In addition, Glycyx's obligation to meet the minimum payments set forth in this Section 7.4 shall be conditioned upon Biorex not unreasonably withholding or delaying consent to any Sublicense proposed by Glycyx under Section 3.2 above.

Combination Product
-------------------

7.5 In the event a Product is sold in a combination product with other biologically active components, Profit, for purposes of calculating Biorex Profit on the combination product, shall be calculated by multiplying the Profit (as the case may be) of the combination by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product. In the event that no such separate sales are made by Glycyx or a permitted Sublicensee, Profit shall be reasonably allocated between such Product and such other component, as mutually agreed by Glycyx and Biorex. In the event Glycyx receives Initial License Fees from such a combination product, the amounts attributable to the Product shall be reasonably allocated by Glycyx on a similar basis.

No Patent Protection
--------------------

7.6 If Glycyx's first Product in a region is not covered by a Valid Claim within the Patent Rights in any year, and significant sales are being made by Third Parties (other than Sublicensees) in such region of a substantially equivalent product that would infringe a Valid Claim in another country within the Territory, [*] (even though the Product is made in a country in which such manufacture infringes a Valid Claim) provided that such significant sales of the substantially equivalent product continue throughout the year in question.

Third Party Royalties
---------------------

7.7 In the event that Glycyx is required to pay to a Third Party any royalties on a Product with respect to technology incorporated in such Product other than the technology licensed hereunder, Glycyx may deduct from Biorex Profit with respect to such Product [*] with respect to such Product in any quarter period. For the avoidance of doubt any such royalties paid to Third Parties shall not be included as Manufacturing Costs as defined in Section 1.16.2.

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     REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8.   REPORTS AND ACCOUNTING
     ----------------------

Reports
-------

8.1 After the Commercial Introduction of a Product, Glycyx shall furnish to Biorex on a quarterly basis a written report-covering Glycyx's fiscal quarters showing, on a country by country basis, (i) the initial License Fees and the Development Payments received by Glycyx during the reporting period; (ii) Biorex Profit payable in British Pounds Sterling, which shall have accrued hereunder in respect of such quarter; (iii) withholding taxes, if any, required by law to be deducted in respect of such amounts; and (iv) the dates of the Commercial Introductions of any Products in any country in the Territory during the reporting period. Except as provided in 7.2 above, Reports shall be due forty-five (45) days following the close of each respective quarter. Glycyx shall keep accurate records in sufficient detail to enable the Profit to be determined. For the avoidance of doubt, Glycyx shall be entitled to enter into Sublicenses in which the Sublicensee is required to pay royalties on a semi-annual basis. In case no Biorex Profit is due for any quarter period hereunder, Glycyx shall so report.


8.2       Audits
          ------

8.2.1 Upon the written request of Biorex, at Biorex's expense and not more than once each Glycyx fiscal year, Glycyx shall permit or procure an independent public accountant selected by Biorex and reasonably acceptable to Glycyx to have access during normal business hours to such of the records of Glycyx, its Sublicensees and Affiliates as may be reasonably necessary to verify the accuracy of the Reports made not more than thirty-six (36) months prior to the date of such request. Biorex may, at its discretion, require Glycyx to arrange such verification of Sublicensee reports, Provided that Biorex shall only have the above right of access to a Sublicensee's records in circumstances where the amount of payments to be made by Glycyx to Biorex is calculated wholly or partly by reference to the quantity or price of Product manufactured or supplied by the Sublicensee (and/or in the case of Trade Mark Royalties supplied by reference to the Trade
          Mark).

8.2.2 In the event such accountant concludes that additional amounts were owed daring such period, the additional amounts shall be paid promptly, The fees charged by such accountant shall be paid by Biorex unless the audit establishes that the amounts payable by Glycyx for the audited period are more than one hundred and five percent (105%) of the amounts actually paid for such period, in which case Glycyx shall pay the reasonable fees and expenses charged by the accountant.

8.2.3 Upon the expiration of thirty-six (36) months following the date of any Report, the calculation of Biorex Fees and Biorex Profit payable with respect to the quarter covered by such Report shall be binding and conclusive upon Biorex; and Glycyx shall be released from any liability or accountability with respect to Biorex Fees and Biorex Profit for such year.

Confidential Financial Information
----------------------------------

8.3       Biorex agrees that all information subject to review under this
          Article 8 is confidential and shall cause its accountant to retain all such information in confidence except for discussions with Biorex.

9.        PAYMENT TERMS
          -------------

Payment of Biorex Profit
------------------------

9.1 Subject to Section 9.2, amounts shown to have accrued by each Report shall be due and payable on the date such Report is due; provided that payments of Biorex Profit shall not be due until such Profit is actually received by Glycyx. Glycyx shall use commercially reasonable efforts to ensure prompt receipt of such Profits, Payment of such amounts in whole or in part may be made in advance of such due date. Amounts determined to be owing, and any overpayments to be credited, with respect to any prior quarter shall be added, together with interest thereon under Section 9.5 below from the date of the report for the quarter for which such amounts are owing, or the date of such overpayment, as the case may be, to the next quarterly payment hereunder.

Payment of Biorex Fees
----------------------

9.2 Glycyx shall forthwith upon receipt of any Initial Licence Fees pay to Biorex the corresponding Biorex Fees by express payment through the banking system into such bank account as Biorex shall designate from time to time for the receipt of such payments. In the period between the receipt of any Initial License Fees by Glycyx and the despatch to Biorex of the corresponding Biorex Fees, Glycyx shall hold Biorex Fees as trustee for Biorex.

Currency Conversion
-------------------

9.3       All payments to Biorex shall be made in British

          Pounds. Biorex Fees shall be first determined in the currency in which such amounts are received by Glycyx and then converted to its equivalent in British Pounds. The midpoint between the buying and selling rates of exchange for such currency in British Pounds, as quoted, in The Wall Street Journal (U.S. edition) as of the last
                     ----------------------
          business day of the quarter for which the calculation is made, shall be used for such conversion, or such other benchmark as may be agreed in writing between Biorex and Glycyx from time to time.

Exchange Control
----------------

9.4 Notwithstanding 9.1, 9.2 and 9.3 above, if at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country of the Territory where the Product is sold, payment shall be node through such lawful means or methods as Biorex may designate.

Late Payments
-------------

9.5 Any payments that are not paid on or before the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the time by the prime rate laid down from time to time by the Bank of England plus one percent, calculated on the number of days such payment is delinquent. This Section 9.5 shall in no way limit any other remedy available to either party.

10.       INFRINGEMENT
          ------------

Infringement Rights
-------------------

10.1 The provisions of this Article 10 shall govern the parties' rights and obligations, as between themselves, with respect to actions Against and by Third Parties for infringement of patents licensed under this Agreement or owned by such Third Parties, In the event that either party learns of a significant infringement of the Patent Rights within the Territory, it shall promptly notify the other party.

10.2      Enforcement of Patent Rights
          ----------------------------

10.2.1 Glycyx and its Sublicensees shall have the exclusive right to bring, direct and control any action to enforce the Patent Rights against infringers within the Territory.

10.2.2 Glycyx nay deduct from Biorex Fees owing under Section 7.1 above for a particular region all of its costs and expenses incurred in any quarterly period in enforcing the Patent Rights in such region, up to [*] amounts owing to Biorex for that region in that period. Any remaining undeducted costs and expenses may be carried forward and deducted under the same conditions, for up to four (4) subsequent quarters after the quarter in which they were incurred, from the Biorex Fees owed under Section 7.1 with respect to such region in such subsequent quarters. Thereafter, such costs and expenses shall be deducted from Profits from such region prior to calculating the amounts owed to Biorex under 7.2 above.

10.2.3 After reimbursement to Glycyx for its unreimbursed expenses, all damages and other payments recovered by Glycyx from such infringing parties shall be included in Profits, Biorex shall cooperate with Glycyx, at Glycyx's expense, in connection with any such litigation, including without limitation by joining as a party if necessary or appropriate and executing such documents as Glycyx may reasonably request.

Third Party Claims
------------------

10.3 In the event that Glycyx is sued by a Third Party alleging that the manufacture, sale or use of a Product infringes patent rights of such Third Party, then Glycyx may withhold up to [*] payable in any quarter with respect to the region involved in such suit and apply such amounts to any damages, costs, liabilities or expenses (including the reasonable fees of attorneys and other professionals) incurred as a result of such claim, up to [*] of such damages, costs, liabilities and expenses. All unreimbursed damages, costs liabilities and expenses shall thereafter be deducted from Profit earned in such region for purposes of determining Biorex Profit.

11.       CONFIDENTIALITY
          ---------------

General
-------

11.1 Except as expressly otherwise provided in this Agreement, each party shall hold in confidence and not use or disclose to any Third Party (other than employees, consultants, advisors, permitted Sublicensees and Third Parties with whom such party is considering entering into a business relationship who are similarly bound in writing) any product, technical, manufacturing, process, marketing, financial, business or other information, ideas, or know-how of the other party that is identified in writing by the other party as confidential ("Proprietary Information") at the

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

          time of its disclosure or within thirty (30) days thereafter; provided, however, that Proprietary Information of a party shall not include:

11.1.1 Items which at the time of disclosure are published or otherwise generally available to the public;

11.1.2 Items which, after disclosure to the other party, are published or become generally available to the public through no breach of this Agreement by the other party or the other party's employees or agents; or

11.1.3 Items which the other can document were or are (i) in its possession at the time of disclosure and was not acquired directly or indirectly from such party, (ii) independently developed.

Exceptions
----------

11.2      A party may disclose Proprietary Information of the other:

11.2.1 In connection with the order of a court of law or in compliance with laws or regulations relating to registrations or sale of securities or product approval, or

11.2.2 If such information is also rightfully acquired from a Third Party who, to the best of such party's knowledge and belief, is entitled to rightfully make such disclosure, but only to the extent such party complies with any restrictions imposed by the Third Party

11.2.3 After five (5) years from the date such information is disclosed to it hereunder.

Licensed Information
--------------------

11.3 Any Proprietary Information of or used by Biorex which is or may be subject to an exclusive licence to Glycyx hereunder, shall not be disclosed by Biorex to any Third Party for use in the Territory except for purposes not inconsistent with such exclusive license and only pursuant to confidentiality and non-use restrictions at least as restrictive as those provided herein.

Terms of this Agreement
-----------------------

11.4 Glycyx and Biorex agree not to disclose the financial terms or conditions of this Agreement to any Third Party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), except as required by applicable law, or to professional advisers, or to persons with whom Biorex or Glycyx has entered into or proposes to enter into a business relationship for the purposes of raising capital to run their business, and then only under conditions of confidence.

12.       PATENT PROSECUTION AND MAINTENANCE
          ----------------------------------

Control
-------

12.1 Glycyx shall have the right to take such actions as are necessary or appropriate, with counsel of its choosing, to effect the patent applications within the Patent Rights and to obtain patent protection with respect to the subject matter therein in any country within the Territory. In the event that Glycyx or a Sublicensee elects not to prosecute or maintain a patent application or patent within the Patent Rights, Biorex shall have the right to do so at its own expense.

Expenses
--------

12.2 The cost of Glycyx's preparing, filing, prosecuting and maintaining all patent applications and patents contemplated by this Agreement shall be borne by Glycyx.

Co-operation
------------

12.3 Glycyx shall provide Biorex with copies of all material documentation after Glycyx's receipt from or prior to submission to any governmental agency with jurisdiction to issue such patents, as appropriate, so that Biorex may be informed and appraised of the continuing prosecution. Glycyx shall consult with Biorex and its counsel concerning prosecution of any patent application and adopt reasonable suggestions made with respect thereto, and shall use its best efforts to amend any patent application to include claims reasonably requested by Biorex and required to protect the product contemplated to be sold under this Agreement. Biorex shall make available to Glycyx or its authorised attorneys, agents or representatives, Biorex's employees, agents or consultants necessary or appropriate to enable Glycyx to file, prosecute and maintain patent applications and resulting patents within the Patent Rights. Biorex shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to Glycyx.

13.       TERM AND TERMINATION
          --------------------

Expiration
----------

13.1 Unless terminated earlier pursuant to Section 13.2, 13.3 or 13.4 below, this Agreement shall expire fifteen (15 years) from the date of Launch. Upon expiration of this Agreement, Glycyx shall have the following irrevocable, licences (with right to sublicense): (a) a non-exclusive royalty-free licence under the Technical Information and Manufacturing Technology to make, have made, use, sell and have sold Products in the Territory; and (b) the exclusive right and license to use the Trade Mark in accordance with the terms of Sections 6.3.2, 6.3.3 and 6.3.4 in connection with the marketing and sale of such Products in the Territory, subject to the provisions of Section 6.3.5.

Termination for Cause
---------------------

13.2 Either party may terminate this Agreement following the material breach of any material provision of this Agreement by the other party if the breaching party has not commenced to cure such breach within ninety (90) days after written notice thereof by the other party and thereafter proceeded diligently to cure such breach within a reasonable time; provided, that in no event shall such reasonable time
                           --------
          to cure such breach exceed one hundred eighty (180) days from the date of such notice. In determining whether there has been a material breach of a material provision of this Agreement for purposes of this
          Section 13.2, all of the circumstances of the breach shall be considered, including the breaching party's conduct, the hardship of termination, the extent to which the breaching party has performed its obligations, the extent to which the non-breaching party will obtain the benefits it reasonably anticipated, and similar factors.

Termination by Glycyx
---------------------

13.3 Glycyx shall have the right to terminate this Agreement and the licences granted herein, in whole or as to any specified Product or country, at any time, and from time to time, by giving notice in writing to Biorex. Such termination shall be effective ninety (90) days from the date Biorex receives such notice and all Glycyx's rights associated therewith shall cease as of that date; provided, however, that if Glycyx revokes in writing its notice of termination before the end of such 90 day period, such notice of termination shall have no effect and the rights specified in such notice of termination shall not terminate.

Termination by Biorex
---------------------

13.4 Without prejudice to any other rights Biorex may have to terminate under this Agreement, in the event that:-

13.4.1 Salix ceases business or seeks protection from its creditors pursuant to Chapter 11 of the U.S. Bankruptcy Code or files or has filed against it a voluntary or involuntary bankruptcy procedure that is not dismissed within sixty (60) days or a receiver or assignee is appointed for the benefit of its creditors or if it takes or suffers any similar action in consequence of debt with respect to all or substantially all of its assets; THEN Biorex shall have the right to terminate this Agreement forthwith.

13.4.2    (a)  a Sublicensee terminates its Sublicense with Glycyx and

          (b)  Biorex and the Sublicensee have either:

               (i)  prior to the date of the relevant Sublicense agreement; or
              (ii) on the same day as the date of the relevant Sublicense agreement; or
             (iii) after the date of the relevant Sublicense agreement and with the consent of Glycyx, such consent not to be delayed or unreasonably withheld entered into an agreement under which Biorex agrees, in the event of termination of the Sublicense, to grant a licence directly to the Sublicensee;

          THEN Glycyx's rights and licenses under this Agreement shall terminate forthwith automatically in respect of the region covered by the relevant Sublicense.

13.4.3    (a)  by reason of any act or omission on the part of Glycyx, a
               Sublicensee is entitled to a royalty-free licence to manufacture Products; and

          (b) the Sublicensee exercises such right, and such licence continues for more than 180 days

          THEN Biorex shall have the right to terminate Glycyx's rights and licenses under this Agreement forthwith in respect of the region covered by the relevant Sublicense.

13.5      Effect of Termination
          ---------------------

13.5.1 Upon a termination of this Agreement by Glycyx under Section 13.3 above, or by Biorex under Section 13.4 above, or by reason of a material breach by Glycyx, all licenses granted to Glycyx hereunder (or in the event of a partial termination the licenses to the Products and countries to which such termination pertains) shall terminate. In the event of such a termination, Glycyx shall (to the extent that any applicable Sublicense agreement allows) assign to Biorex filings made in Glycyx's or its Sublicensees name with the health regulatory authorities within the terminated country that pertain to the Products.

13.5.2 Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

13.5.3 Upon termination of this Agreement by either party Glycyx shall provide Biorex with a written inventory of all Products in process of manufacture or in stock, and Glycyx (and its Affiliates and Sublicensees) shall have the privilege of disposing of such Products within a period of one hundred eighty (180) days; provided, however, that Glycyx shall pay Biorex Profit on any sales of such Products at the rate and at the time herein provided and shall render Reports thereon.

13.5.4 In event of any termination of this Agreement or any licenses granted hereunder, whether in whole or in part, any Sublicense, marketing or other distribution rights granted by Glycyx hereunder shall survive, and the relevant Sublicense and/or distribution agreements, if any, shall be deemed assigned to Biorex, except where Biorex and the relevant Sublicensee enter into an agreement to provide an alternative arrangement in the event of such termination.

13.5.5 Upon the expiration or termination of this Agreement for any reason, the parties' rights and obligations under the following provisions shall survive: Article 1, Sections 6.3, 8.2, 8.3 and Articles 9, 11, 13, 14 and 17; provided that the indemnification provision of Article 14 shall survive only with respect to claims that are made prior to three (3) years after expiration or termination of this Agreement. In addition, upon expiration of this Agreement under Section 13.1 above, the parties rights and obligations under Article 4 and Section 6.2 shall survive.

14.       INDEMNITY
          ---------

Glycyx
------

14.1      Subject to Biorex's compliance with its obligations set forth in
          Section 14.3 below, Glycyx agrees to indemnify and hold Biorex, its Affiliates and their employees and agents harmless from and against any losses, claims, damages, liabilities or actions (including reasonable attorneys' fees and court and other expenses of litigation) (collectively, the "Liabilities") suffered or incurred in connection with Third Party claims for personal injuries or any product recall to the extent caused by: (a) any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with the performance of Glycyx's preclinical or clinical testing obligations hereunder, (b) any manufacturing defect in any Product or other material manufactured by Glycyx or its subcontractors, or (c) any other act or omission (without regard to culpable conduct) of Glycyx or its subcontractors in connection with the activities contemplated under this Agreement, except to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct of Biorex.

Biorex
------

14.2      Subject to Glycyx's compliance with its obligations set forth in
          Section 14.3, Biorex agrees to indemnify and hold Glycyx, its Affiliates, and Sublicensees and their employees and agents harmless from and against any Liabilities suffered or incurred in connection with third party claims for personal injuries or any product recall to the extent caused by: (a) any failure to test for or provide adequate warnings of adverse side effects to the extent such failure arises out of acts or omissions in connection with Biorex's preclinical or clinical testing obligations hereunder, (b) any manufacturing defect in any Product or other material manufactured by Biorex or its subcontractors, or (c) any other act or omission (without regard to culpable conduct) of Biorex or its subcontractors in connection with the activities contemplated under this Agreement, except to the extent such Liabilities resulted from negligence, recklessness or intentional misconduct of Glycyx or its Affiliates, sublicensees or subcontractors. Notwithstanding the foregoing, Biorex shall not be obligated to indemnify Glycyx or its Affiliates, Sublicensees or subcontractors with respect to Liabilities incurred in the course of human clinical trials conducted by Glycyx (itself or through subcontractors), or with respect to Liabilities resulting from the use of Products supplied by Biorex as clinical trials materials for use in such clinical trials.

Procedure
---------

14.3 A party (the "Indemnitee") that intends to claim indemnification under this Article 14 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its Affiliates, employees or agents intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to
                   --------
          retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The indemnity agreement in this Article 14 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 14, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
          14. The Indemnitee under this Article 14, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

15.       FORCE MAJEURE
          -------------

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party or from fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labour disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

16.       ASSIGNMENT
          ----------

This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder to assigned or transferred, by either party without the written consent of the other party; provided, however that either Biorex or Glycyx may, without such consent, assign
--------
this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder, or in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

17.       MISCELLANEOUS
          -------------

Notices
-------

17.1 Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address a the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

          Glycyx Pharmaceuticals Ltd
          Cedar House
          41 Cedar Avenue
          Hamilton, Hm-12, Bermuda
          Attention: Managing Director

          Biorex Laboratories, Ltd
          2 Crossfield Chambers
          Gladbeck Way
          Enfield, Middlesex EN2 7HT
          Attention: Managing Director

Applicable Law
--------------

17.2 This Agreement shall be governed by and construed in accordance with the laws of England, without regard to conflicts of laws provisions.

Export Laws
-----------

17.3 Biorex shall procure and maintain all U.K. export licenses required for it to transfer to Glycyx and its Sublicensees all Technical Information, Patent Rights, Manufacturing Technology and other technical data, and shall comply with all other U.K. laws, regulations and governmental directives relating to the export of technical data, goods and services.

No Consequential Damages
------------------------

17.4 EXCEPT AS PROVIDED IN SECTION 14 IN NO EVENT SHALL EITHER GLYCX OR BIOREX OR THEIR AFFILIATES BE

          LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, PRODUCTION, USE OR SALES) BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

Entire Agreement
----------------

17.5 This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written heretofore made (including without limitation the Original Agreement which is superseded in its entirety by this Agreement) are expressly excluded. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

Headings
--------

17.6 The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and sections hereof.

Independent Contractors
-----------------------

17.7 It is expressly agreed that Glycyx and Biorex B shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Glycyx nor Biorex shall have the authority to make any statements, representations or commitments of any hand, or to take any action, which shall be binding on the other, without the prior written authorisation of the other party to do so.

Waiver
------

17.8 The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

Further Assurances
------------------

17.9 Glycyx shall use commercially reasonable efforts to ensure that each of its Sublicensees and subcontractors shall observe and perform all the obligations and restrictions applicable to it under this Agreement.

Severability
------------

17.10 In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


GLYCYX PHARMACEUTICALS LTD              BIOREX LABORATORIES LTD


/s/ Randy Hamilton                      /s/ Lily Baxendale
----------------------------            -------------------------
     SIGNED                                       SIGNED


  President                                Managing Director
----------------------------            -------------------------
     TITLE                                        TITLE

                                   EXHIBIT A
                                   ---------

                        Patents and Patent Applications

Patent      Number       Filing Date     Grant Date         Due to Expire
------      ------       -----------     ----------         -------------
UK          2,080,796    Complete                           7 July 2001
                         Specification
                         7 July 1981

France      1,493,313    21 July 1981                       21 July 2001

Italy       1,138,450    10 July 1981    17 December 1986   10 July 2001

F.R.G.      3,120,019    21 July 1981    15 February 1990   21 July 2001

                                   EXHIBIT B
                                   ---------

                               Regional Minimums


                     Year After Commercial Introduction of
                     First Product in Corresponding Region
                     -------------------------------------

                 First Year         Second Year        Third, Fourth, and
                                                       Fifth Years

               ((POUNDS)000)       ((POUNDS)000)       ((POUNDS)000)
               -------------       -------------       -------------
Region
------

[*]

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                   EXHIBIT C
                                   ---------

                             Trade Mark "COLAZIDE"

REGISTRATIONS
-------------

Country                                           Number
-------                                           ------
Australia                                         A455069
Benelux                                           428853
Denmark                                           04083-1988
Finland                                           103862
German FR                                         1157517
Great Britain                                     1234695
Greece                                            93779
Iceland                                           837/1989
Ireland                                           120566
Italy                                             512161
New Zealand                                       168967
Norway                                            138374
South Africa                                      867518
Sweden                                            221326
Switzerland                                       371887

Applications
------------

Country                                           Number
-------                                           ------

Austria                                           117587
Canada                                            643826
France                                            1396079

                            [LETTER HEAD OF BIOREX]

Glycyx Pharmaceuticals Ltd
Cedar House
41 Cedar Avenue
Hamilton HM12
Bermuda


                              LETTER OF AGREEMENT
                              -------------------


Background
----------

A. By an agreement dated 18th March 1992 between Glycyx Pharmaceuticals, Ltd. ("Glycyx") and Biorex Laboratories Limited ("Biorex"), Biorex granted to Glycyx an exclusive licence to make, have made, use, sell and have sold Products in the Territory (the terms "Products" and Territory" being defined in the agreement).


B. An agreement dated 17th September 1992 (the "Agreement") between Biorex and Glycyx replaced the agreement dated 18th March 1992 in its entirety.


C.   Section 4.1.1 of the Agreement provides as follows:-

          "4.1.1 Biorex shall assist in the completion of the clinical development and in the obtaining of the necessary regulatory approvals in Biorex's name to market a Product containing Balsalazide for the treatment of ulcerative colitis in the United Kingdom;..."

D. Notwithstanding the provisions of section 4.1 1 of the Agreement referred to in C. above,, Biorex prepared to permit Glycyx to obtain in its own name the necessary regulatory approvals to market a Product containing Balsalazide for the treatment of ulcerative colitis in the United Kingdom on and subject to the provisions of this Letter of Agreement. The terms "Product" and "Balsalazide" having the meanings given to them in the Agreement.

It is agreed that:-


1. Biorex shall waive its right under section 4.1.1 of the Agreement to have the necessary regulatory approvals to market a Product containing Balsalazide for the treatment of ulcerative colitis in the United Kingdom in its (own name, and agrees that Glycyx shall be entitled to obtain such approval in Glycyx's name on and subject to the provisions of this Letter of Agreement.


2.   If, and only if:-


     i)   the Agreement is terminated by Biorex pursuant to section 13.2 and/or section 13.4 of the Agreement; and/or


     ii)  during such time as:-

          (a) Glycyx is required to make payments to Biorex under the Agreement; or

          (b) Glycyx would be required to make payments to Biorex under the Agreement were Glycyx and/or its, Sublicensees to make, have made, use, sell and/or have sold Products within the Territory.

     Salix Holdings, Ltd. and/or Glycyx shall cease business or seek protection from their creditors pursuant to Chapter 11 of the US Bankruptcy Code or file or have filed against them voluntary or involuntary bankruptcy procedure that is not dismissed within 60 days or if a receiver or assignee is appointed for the benefit of their creditors or if they take or suffer any similar action in consequence of debt with respect to all or substantially all of their assets;

     then Biorex, upon 30 days notice to Glycyx, shall be entitled to fill ill in the Product Licence Number to date and send the letter attached to this Letter of Agreement (the "Letter of Authority") to the Medicines Control Agency (or its successor)


3. If Biorex shall be entitled to send the Letter of Authority pursuant to paragraph 2 above, then at the cost of Biorex, Glycyx shall promptly do all things necessary and provide Biorex with all reasonable assistance to enable Biorex or its nominee to obtain regulatory approvals in the United Kingdom equivalent to those obtained by Glycyx pursuant to paragraph 1 of this Letter of Agreement.


4. Glycyx shall not do anything to reduce or limit the effectiveness of the Letter of Authority and in particular shall not purport to withdraw or cancel the Letter of Authority.


5. Except as specifically stated in paragraph 1 of this Letter of Agreement, all the provisions of the Agreement shall continue in full force and effect.


6. The provisions of this Letter of Agreement shall take effect on the date set out at the start of this Letter of Agreement.


7. This Letter of Agreement shall be governed by and construed in accordance with the laws of England.


Agreed for and on behalf of                  Agreed for and on behalf of
Glycyx Pharmaceuticals, Ltd                  Biorex Laboratories Limited
by its duly authorised                       by its duly authorised
representative                               representative



/s/ Randy Hamilton                           /s/ Lily Baxendale
 ..........................                   ............................
Signed                                       Signed



President                                    Managing Director
 ..........................                   ............................
Title                                        Title

                 [LETTER HEAD OF GLYCYX PHARMACEUTICALS, LTD]


                                             Dated:
The Medicines Control Agency




Dear Sir:




                            PRODUCT LICENCE NUMBER
                            ----------------------



We, the proprietors of the above product licence, hereby authorise the Medicines Control Agency (or its successor) to refer to the information and data supplied to the Medicines Control Agency in respect of our product licence when assessing product licence applications made by Biorex Laboratories Limited or its nominee.

We hereby request and authorise the Medicines Control Agency (or its successor) to cancel our product licence once Biorex Laboratories Limited or its nominee has been granted a product licence equivalent to our product licence.

We confirm that once our product licence has been cancelled we shall no longer supply products covered by it or any products under the name "Colazide".

Yours faithfully,


/s/ Randy Hamilton
---------------------------------------
President, Glycyx Pharmaceuticals, Ltd.

                 [LETTER HEAD OF GLYCYX PHARMACEUTICALS, LTD]


From:  Glycyx Pharmaceuticals Ltd.

To:  Biorex Laboratories Limited

Dear Sirs:

RE:  License Agreement dated 17th September 1992 between Biorex Laboratories
     -----------------------------------------------------------------------
     Limited ("Biorex") and Glycyx Pharmaceuticals, Ltd. ("Glycyx")
     --------------------------------------------------------------

I write for and on behalf of Glycyx in connection with the above license agreement ("the License") and in particular, in connection with Section 13 of the Agreement concerning term and termination.

Glycyx and Biorex agree as follows:-

(i) That the first word of section 13.4.1, "Salix" shall be deleted and replaced by word "Glycyx; and

(ii) That Section 13.4 of the License shall be amended by the addition of the new section 13.4.4 to read as follows:-

     "13.4.4(a)     by reason of any act or omission of Glycyx (including
            without limitation any breach of the provisions of any Sublicense) any Sublicensee appointed in respect of the territory of Italy, Spain, Greece and/or Portugal is entitled (or otherwise obtains any right) to manufacture or have manufactured on its behalf by a third party Products and/or sell in such part or parts of the Territory such Products manufactured by it or an its behalf upon terms whereby Biorex is to receive a royalty of [*] of each Product manufactured and/or sold by such Sublicensee; and

            (b) The Sublicensee or a third party for and on behalf of the Sublicensee commences manufacture of Products;

            THEN Biorex shall have the right to terminate Glycyx's rights and licenses under this Agreement forthwith in respect of such part or parts of the Territory.

            For the avoidance of doubt for the purposes of this Section 13.4.4 "manufacture" shall mean the manufacture of Bulk Balsalazide or the Bulk Active Ingredient for Balsalazide (4ABA) by such Sublicensee or an behalf of any such Sublicensee by a third party."

[*] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Please confirm your agreement to the amendment to the License as set out in this letter by signing and returning the enclosed copy letter.

Yours faithfully,


/s/ Randy Hamilton
Randy Hamilton, President
Signed for an on behalf of
Glycyx Pharmaceuticals Ltd.


Biorex Laboratories Limited hereby confirms its agreement to the amendment to the License set out above.


Lily Baxendale
Signed for an on behalf of
Biorex Laboratories Limited.